Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218875 on Form S-8 of our report dated June 28, 2021, relating to the financial statements and financial statement schedule of the Best Buy Retirement Savings Plan, appearing in this annual report on Form 11-K of the Best Buy Retirement Savings Plan, for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 28, 2021